Exhibit 99.1

EYEGATE PHARMA ANNOUNCES POSITIVE RESULTS IN SECOND PRK STUDY

Data confirms results from earlier study

WALTHAM, Mass., Nov. 13, 2018 (GLOBE NEWSWIRE) — EyeGate Pharmaceuticals, Inc. (NASDAQ: EYEG) today announced top-line data from its study evaluating the potential of EyeGate’s Ocular Bandage Gel (OBG) to help clinicians better manage corneal epithelial defects in patients following photorefractive keratectomy (PRK) surgery, compared to current standard of care.

Daniel S. Durrie, M.D., Founder, Durrie Vision in Overland Park, KS said, “This is the first time I have seen a product heal an epithelial defect without a bandage contact lens. Working with PRK patients creates an ideal epithelial defect challenge model to demonstrate the potential to heal all types of ocular surface wounds.”

The PRK study enrolled 45 subjects undergoing a bilateral PRK procedure. The trial was designed to assess safety and efficacy by comparing two dosing regimens of EyeGate’s OBG to the current standard of care, a bandage contact lens plus artificial tears. The efficacy assessments included the percentage of subjects achieving complete wound healing on day 3 and day 4 and wound size on day 3. These assessments were evaluated by an independent masked reading center, using digital slit-lamp photographs of fluorescein staining in all treated eyes, and a protocol-driven method in order to quantify the outcomes.

Both of the OBG dosing regimens outperformed the standard of care in the number of eyes healed at day 3 and day 4 post-surgery. At day 3, 73% and 87% of eyes receiving the two OBG treatment regimens were completely healed compared with 67% for standard-of-care. At day 4 post-surgery, 100% in both OBG treatment groups were completely healed, vs. 87% in the standard-of-care comparator group. Additionally, the maximum wound size was 67% and 49% smaller at day 2 post-surgery for the two OBG groups compared to the standard-of-care. Importantly, there were no safety concerns observed in any group.

Stephen From, CEO of EyeGate, said, “We are very pleased with the data from this second PRK study, which demonstrated the ability to replicate the data from our first study. This data showed a similar magnitude and rate of response reinforcing our belief that OBG has the potential to manage the healing of epithelial corneal wounds. Consequently, we believe that all of our data is sufficient and robust enough to create a path toward regulatory filings for approval and commercialization.”

About EyeGate
EyeGate is a clinical-stage specialty pharmaceutical company focused on developing and commercializing products using its two proprietary platform technologies for treating diseases and disorders of the eye.

EyeGate’s OBG platform is based on a crosslinked thiolated carboxymethyl hyaluronic acid (CMHA-S), a modified form of the natural polymer hyaluronic acid, which is a gel that possesses unique physical and chemical properties such as hydrating and healing when applied to the ocular surface. The ability of CMHA-S to adhere longer to the ocular surface, resist degradation and protect the ocular surface makes it well-suited for treating various ocular surface injuries including surgical trauma.

EGP-437, EyeGate’s other product in clinical trials, incorporates a reformulated topically active corticosteroid, Dexamethasone Phosphate that is delivered into the ocular tissues through EyeGate’s proprietary innovative drug delivery system, the EyeGate II Delivery System. For more information, please visit www.EyeGatePharma.com.

EyeGate Social Media
EyeGate uses its website (www.EyeGatePharma.com), Facebook page (https://www.facebook.com/ EyeGatePharma/), corporate Twitter account (https://twitter.com/EyeGatePharma), and LinkedIn page (https://www.linkedin.com/company/135892/) as channels of distribution of information about EyeGate and its product candidates. Such information may be deemed material information, and EyeGate may use these channels to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor EyeGate’s website and its social media accounts in addition to following its press releases, SEC filings, public conference calls, and webcasts. The social media channels that EyeGate intends to use as a means of disclosing the information described above may be updated from time to time as listed on EyeGate’s investor relations website.

Forward-Looking Statements
Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, the commercialization efforts and other regulatory or marketing approval efforts pertaining to EyeGate’s products, including EyeGate’s EGP-437 combination product and the EyeGate OBG product, as well as the success thereof, with such approvals or success may not be obtained or achieved on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, certain risk factors described under the heading “Risk Factors” contained in EyeGate’s Annual Report on Form 10-K filed with the SEC on March 2, 2018 or described in EyeGate’s other public filings. EyeGate’s results may also be affected by factors of which EyeGate is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. EyeGate expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Contact
Joseph Green / Andrew Gibson
Edison Advisors for EyeGate Pharmaceuticals
646-653-7030 / 7719
jgreen@edisongroup.com / agibson@edisongroup.com